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                                                                     EXHIBIT 4.3

                              SECOND AMENDMENT TO
                 CHEROKEE INC. 1995 INCENTIVE STOCK OPTION PLAN

          THIS SECOND AMENDMENT TO CHEROKEE INC. 1995 INCENTIVE STOCK OPTION PLAN, dated as of June 8, 1998, is made and adopted by CHEROKEE INC., a Delaware corporation (the "Company"). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

          WHEREAS, effective July 25, 1995, the Company adopted the Cherokee Inc. 1995 Incentive Stock Option Plan (the "Plan") for the benefit of its officers and other key employees;

          WHEREAS, effective as of October 9, 1996, the Company amended and restated the Plan, and effective as of November 27, 1997, the Company further amended the Plan;

          WHEREAS, the Company desires to amend the Plan so as to expand the class of persons eligible to receive Options thereunder and to increase the number of shares reserved for issuance thereunder; and

          WHEREAS, this Second Amendment was duly adopted by a resolution of the Board of Directors of the Company dated as of May 1, 1998, subject to approval thereof by the Company's shareholders.

          NOW THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows:

          1. Section 4.2 of the Plan is hereby amended by adding the following sentence after the first sentence of such Section:

          "Notwithstanding the foregoing, with respect to Options granted to members of the Stock Option Committee, the Plan Administrator shall be the Board."

          2. Section 5 of the Plan is hereby amended by deleting the parenthetical phrase "(other than members of the Stock Option Committee while serving on the Stock Option Committee)" from the first sentence of such Section.

          3. Section 6 of the Plan is hereby amended by deleting the second sentence of such Section in its entirety and replacing it with the following sentence:

          "The aggregate number of shares which may be issued pursuant to exercise of Options granted under the Plan, as amended, shall not exceed 900,000 shares of
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          Common Stock (subject to adjustment as provided in Section 7.13 hereof), including shares previously issued under the Plan."

          4. This Second Amendment shall be and is hereby incorporated in and forms a part of the Plan.

          5. This Second Amendment shall be effective as of June 8, 1998, subject to approval thereof by the Company's shareholders.

          6. Except as set forth herein, the Plan shall remain in full force and effect.


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          IN WITNESS WHEREOF, the Company has caused this amendment to the Plan to be executed by its duly authorized officer as of May 1, 1998.


                                   CHEROKEE INC.



                                   By: Carol Gratzke
                                       -----------------------------------------
                                   Title:  Chief Financial Officer and Secretary


          I hereby certify that the foregoing amendment to the Plan was duly approved by the shareholders of Cherokee Inc. on June 8, 1998.

          Executed on this 8th day of June, 1998.



                                   By: Carol Gratzke
                                       -----------------------------------------
                                   Title:  Chief Financial Officer and Secretary

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